LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

We are the predecessor independent registered public accounting firm for Optex Systems Holdings, Inc. (the Company).  We have read the Company's disclosure set forth under the heading, "Experts", of the Company's Registration Statement on Form S-1 and are in agreement with the disclosure insofar as if pertains to our firm.

Rochester, New York
April 14, 2011